Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

NOJO BABY & KIDS, INC., as Buyer,

CROWN CRAFTS, INC., as Buyer Parent,

BABY BOOM CONSUMER PRODUCTS, INC., as Seller,

and

ELLIOT BETESH, MICHAEL BETESH and STEVEN BETESH, as Owners

Dated July 19, 2024

i

ii

iii

ASSET PURCHASE AGREEMENT

PREAMBLE

This Asset Purchase Agreement (this “Agreement”), dated as of July 19, 2024, is entered into between NOJO BABY & KIDS, INC., a Delaware corporation (“Buyer”), CROWN CRAFTS, INC., a Delaware corporation (“Buyer Parent”), BABY BOOM CONSUMER PRODUCTS, INC., a New York corporation (“Seller”), and ELLIOT BETESH, MICHAEL BETESH and STEVEN BETESH (each, an “Owner” and, collectively, the “Owners”). Seller and the Owners may be collectively referred to herein as the “Seller Parties” or individually as a “Seller Party.” Buyer and Buyer Parent may be collectively referred to herein as the “Buyer Parties” or, individually, as a “Buyer Party.” The Buyer Parties and the Seller Parties may be, collectively, referred to herein as the “Parties” or, individually, as a “Party.”

RECITALS

WHEREAS, Seller is engaged in the Business; and

WHEREAS, the Seller Parties wish for Seller to sell and assign to Buyer, and the Buyer Parties wish for Buyer to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
    DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.07.

“Allowed Indemnification Amount” has the meaning set forth in Section 7.06(a).

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale/Assignment and Assumption Agreement, the Intellectual Property Assignment and the other agreements, instruments and documents required to be delivered at the Closing pursuant to Section 3.02.

“Annual Financial Statements” has the meaning set forth in Section 4.04(a).

“Applicable Rate” means the rate of interest from time to time as published by JP Morgan Chase & Co. as its prime rate, calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed, without compounding.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Baby Brezza Diaper Bags” means the diaper bags (and changing station bags) sold by the Seller Parties or their Affiliates by, under or through the Baby Brezza brand.

“Baby Brezza Trademark” means all Trademarks owned by Baby Brezza that include the words “Brezza” or “Baby Brezza”.

“Balance Sheet” has the meaning set forth in Section 4.04(a).

“Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Basket” has the meaning set forth in Section 7.04(a).

“BBDB Production Rights” has the meaning set forth in Section 6.13(a).

“BBDB Sale Rights” has the meaning set forth in Section 6.13(a).

“BBDB Sale/Production Rights” has the meaning set forth in Section 6.13(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale/Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” means the business, as conducted by Seller or its or the Seller Parties’ Affiliates, of designing, creating, sourcing, marketing and selling diaper bags (including changing station bags), Toddler Bedding, and the RESTE Swaddle.

“Business Audited Financial Statements” has the meaning set forth in Section 6.10(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are not open for business, as required by Law.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (“IT”) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” means the date of this Agreement.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.05(b)(i).

“Closing Form 8-K/A” has the meaning set forth in Section 6.10(a).

“Closing Statement Delivery Date” has the meaning set forth in Section 2.05(b)(i).

“Closing Statement” has the meaning set forth in Section 2.05(b)(i).

“Closing Working Capital” means: (a) Current Assets; less (b) Current Liabilities, determined as of the Effective Time.

“COBRA” has the meaning set forth in Section 6.10(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Databases” means electronic or other databases containing (in whole or in part) Personal Data maintained by Seller.

“Confidential Information” has the meaning set forth in Section 6.01.

“Consumer Protection, Privacy and Information Security Laws” means all applicable Laws and regulations concerning the Processing, protection, privacy or security of Personal Data and consumer protection, website and mobile application privacy policies and practices, social security number protection, data breach notification, and unfair competition and deceptive trade practices, as the same may be amended from time to time, including the General Data Protection Regulation 2016/679 (the “GDPR”), Federal Trade Commission Act, Federal Trade Commission regulations and guidelines, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, Health Insurance Portability Accountability Act, Gramm Leach Bliley Act, and California Consumer Privacy Act as amended by the California Privacy Rights Act (as amended, the “CCPA”).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06(a) of the Disclosure Schedules but only to the extent included in the Purchased Assets.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(a) of the Disclosure Schedules but only to the extent included in the Assumed Liabilities.

“Data Room” means the electronic documentation management and sharing site established and maintained on behalf of the Seller Parties in connection with the transactions contemplated by this Agreement.

“Designs” has the meaning set forth in the definition of Intellectual Property.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disbursement Amount” has the meaning set forth in Section 7.06(f).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 3.01.

“E.O. 11246” has the meaning set forth in Section 4.20(e).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Truist Bank, N.A.

“Escrow Agreement” means the Escrow Agreement entered into by Buyer, Seller and the Escrow Agent at the Closing.

“Escrow Release Date” has the meaning set forth in Section 7.06(f).

“Estimated Adjusted Purchase Price” means the Purchase Price plus any Estimated Positive Adjustment or the Purchase Price minus any Estimated Negative Adjustment, as applicable.

“Estimated Negative Adjustment” has the meaning set forth in Section 2.05(b)(ii).

“Estimated Positive Adjustment” has the meaning set forth in Section 2.05(b)(ii).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded BBDB Inventory” has the meaning set forth in Section 6.13(b).

“Excluded Contracts” has the meaning set forth in Section 2.02(d).

“Excluded Inventory” has the meaning set forth in Section 2.02(e).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FCPA” has the meaning set forth in Section 4.26(b).

“Final Adjusted Purchase Price” means the Purchase Price plus any Positive Adjustment or the Purchase Price minus any Negative Adjustment, as applicable.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.06(a).

“Final Closing Statement” has the meaning set forth in Section 2.06(a).

“Final Closing Working Capital” has the meaning set forth in Section 2.06(a).

“Final Working Capital” has the meaning set forth in Section 2.06(a).

“Financial Statements” has the meaning set forth in Section 4.04(a).

“Fraud” means, with respect to any party, common law fraud (with the element of scienter) under the Laws of the State of Delaware by such party in the making of any of the representations and warranties set forth herein; provided that “Fraud” specifically excludes any equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation or other similar constructive or equitable fraud concepts.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.08, Section 4.21, Section 4.23, Section 5.01, Section 5.02, Section 5.03 and Section 5.04.

“Funds Flow Memorandum” means a flow of funds setting forth the amounts to be paid pursuant to Section 3.02(b) along with the payees thereof and the wire instructions therefor.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gilbert” has the meaning set forth in Section 6.15.

“Governing Documents” means with respect to an entity, the entity's articles of incorporation, articles of organization, certificate of incorporation, certificate of formation, charter, bylaws, operating agreement, company agreement, or other certificates, instruments, documents, or agreements adopted to govern the formation or internal affairs of the entity, as applicable, including any and all amendments or restatements to such documents.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indebtedness” means, without duplication, all: (a) indebtedness of Seller for borrowed money; (b) indebtedness of Seller evidenced by a note, bond, debenture or other similar security; (c) obligations under leases of Seller that are required to be capitalized in accordance with GAAP; (d) overdrafts of Seller; (e) obligations of Seller with respect to interest rate, currency or exchange obligations, swaps, hedges or similar arrangements; (f) liabilities under letters of credit (whether or not drawn), banker’s acceptance or similar credit transaction; (g) obligations issued or assumed as the deferred purchase price of property or services, any conditional sale obligations of Seller, any contingent payment or “earnout” obligations and any obligations of Seller under any title retention agreement (but in each case, excluding trade accounts payable to the extent such trade accounts payable are included in the Assumed Liabilities); (h) non-compete payment obligations of Seller; (i) obligations under pension plans for the underfunding thereof or any withdrawal liability with respect to any pension plan; (j) deferred compensation and/or severance obligations with respect to former employees, agents or consultants of Seller or deferred compensation obligations with respect to current employees, agents or consultants of Seller that are payable (including the employer portion of any payroll, social security, unemployment or similar Taxes incurred by or to be incurred by Seller in connection with the payment thereof); (k) any obligations of the type referred to in clauses (a) through (j) above of any other Persons for the payment of which Seller is responsible or liable, as obligor, guarantor, surety or otherwise, or secured by any lien on any of the Purchased Assets; (l) accrued but unpaid interest, premiums, penalties, fees and other amounts for the items referred to in clauses (a) through (j) above, including any premiums and penalties and breakage costs associated with prepaying any such indebtedness or other similar amounts; and (m) declared, but unpaid, dividends or distributions payable to Seller.

“Indemnification Escrow Amount” means Seventy-Five Thousand Dollars ($75,000).

“Indemnification Escrow Fund” has the meaning set forth in Section 3.02(c)(ii).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” has the meaning set forth in Section 2.06(d).

“Initial Closing Working Capital” has the meaning set forth in Section 2.05(b)(i).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) drawings, manufacturing specifications and dimensions, materials used and surface ornamentation for all products offered by or developed by or for the Business, whether or not Copyrights, Software or Trade Secrets (“Designs”); (j) rights of publicity; and (k) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means: (a) all Intellectual Property that is owned by Seller; (b) all Intellectual Property that is owned by Seller’s Affiliates and used or held for use exclusively in the conduct of the Business; and (c) all Intellectual Property that is set forth on Schedule 2.01(d) of the Disclosure Schedules; together with all: (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller or its Affiliates with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof. Intellectual Property Assets do not include any Baby Brezza Trademark.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Interim Financial Statements” has the meaning set forth in Section 4.04(a).

“Inventory” has the meaning set forth in Section 2.01(b).

“Knowledge of Seller,” or any other similar knowledge qualification, means, with respect to matters relating to the Seller Parties, the actual knowledge of the Owners, Michelle Zimmerman, and Michael Dervis, after reasonable inquiry of the department heads of the Company (whether employed by the Company, a Seller Party or their Affiliates) with similar functions reasonably expected to be aware of such matters with respect to which the specific reference to knowledge relates.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(c).

“Leased Real Property Agreements” has the meaning set forth in Section 4.10(c).

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include special, punitive or exemplary damages, except to the extent such damages: (a) are actually awarded to a Governmental Authority or other third party; (b) arise from Fraud; or (c) are reasonably foreseeable by the Indemnifying Party.

“M&A Qualified Beneficiaries” has the meaning set forth in Section 6.10(c).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or “spyware” (as such terms are commonly understood in the software industry) or any other code, designed or intended to have, or that could reasonably be expected to be capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Money Laundering Laws” has the meaning set forth in Section 4.26(d).

“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Negative Adjustment” has the meaning set forth in Section 2.06(e).

“Non-Disclosure Agreement” means that certain letter agreement, dated November 5, 2023, between Buyer Parent and Seller regarding Seller’s proprietary information.

“Non-Fundamental Representations” has the meaning set forth in Section 7.01.

“Ordinary Course of Business” means the ordinary and usual course of business of Seller with respect to the conduct of the Business, consistent with past custom and practice, including with regard to nature, frequency and magnitude.

“Parent” has the meaning set forth in the Preamble.

“Partial Disbursement” has the meaning set forth in Section 7.06(f).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Payoff Letter” has the meaning set forth in Section 3.02(a)(viii).

“Pending Indemnification Claims” has the meaning set forth in Section 7.06(f).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Data” means: (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information, user or account numbers, account access codes and passwords, or any other piece of information that, alone or in combination with other information, can reasonably be used to identify such natural Person or household (for Persons who are residents of California) or enables access to such Person’s financial information; (b) any information relating to a natural Person, device, or household (for Persons who are residents of California) that can reasonably be identified, directly or indirectly, including information by reference to an identifier such as a name, an identification number, location data, online identifier, voice, likeness or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person; (c) all personal data uploaded or otherwise provided by or on behalf of Seller’s users, or stored by such users on any medium provided or controlled by Seller; and (d) “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Consumer Protection, Privacy and Information Security Laws. Any information created or Processed by Seller that is based on or combined with Personal Data shall also be deemed to be Personal Data, except to the extent it has been de-identified (or otherwise changed) and no longer constitutes “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under applicable Consumer Protection, Privacy and Information Security Laws.

“Platform Agreements” has the meaning set forth in Section 4.11(h).

“Positive Adjustment” has the meaning set forth in Section 2.06(e).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Agreement(s)” has the meaning set forth in Section 4.11(k).

“Property Taxes” has the meaning set forth in Section 6.06(b)(i).

“Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Processor” means any Person which Processes Personal Data on behalf of a third party, including: (a) a “data processor” as defined under the GDPR; (b) a “service provider” as defined under the CCPA; and (c) any similar term under applicable Consumer Protection, Privacy and Information Security Laws.

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchase Price Adjustment Escrow Amount” means Five Hundred Thousand Dollars and No Cents ($500,000.00).

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 3.02(c)(i).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“R&W Binder” means the Binder Agreement for the R&W Insurance Policy issued by the R&W Insurer, a copy of which is attached as Exhibit A.

“R&W Insurance Policy” means that certain buyer-side representation and warranty insurance policy to be underwritten by the R&W Insurer, insuring Losses suffered by Buyer as the named insured, in the form attached as an exhibit to the R&W Binder.

“R&W Insurance Policy Costs” means the premium, premium taxes, underwriting fees and other charges, fees, or expenses of the underwriter(s) in respect of the R&W Insurance Policy (including attorneys’ fees and expenses of the broker’s counsel and the R&W Insurance Policy carrier’s counsel).

“R&W Insurer” means, together with its successors and assigns, Sands Point Risk Agency, LLC.

“Real Property” means the Leased Real Property.

“Regulation S-X Requirement” has the meaning set forth in Section 6.09(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remaining BBDB Products” has the meaning set forth in Section 6.13(c).

“RESTE Swaddle” means the RESTE swaddle sold by the Seller Parties or their affiliates under the Baby Brezza name.

“Representative” means, with respect to any Person, any and all successors, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of designing, creating, sourcing, marketing and selling diaper bags (including changing station bags) and Toddler Bedding; provided, however, that the “Restricted Business” does not include, and specifically excludes, the business of designing, creating, sourcing, marketing and selling swaddles.

“Restricted Territory” means the United States and Canada.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Incident” means accidental or unauthorized intrusions, breaches or incidents involving the security, confidentiality, integrity or availability of any of the Business IT Systems, Confidential Information, Personal Data, electronic or other database containing (in whole in or part) Personal Data maintained by or for the Seller at any time (“Company Databases”), or other Personal Data stored or contained therein or accessed or Processed thereby, by any Person, including Seller’s employees and contractors, including any: (a) unauthorized, accidental or unlawful loss, access, use, disclosure, disablement, corruption, interruption, acquisition, intrusion, modification, damage, destruction or Processing of any Personal Data; (b) Malicious Code into Seller Software, Business IT Systems or Company Databases; or (c) impacting Personal Date or Confidential Information contained therein or accessed or Processed thereby.

“Seller” has the meaning set forth in the Preamble.

“Seller Group Financial Statements” has the meaning set forth in Section 4.04(d).

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller’s Accountants” means Marcum LLP.

“Selling Group” has the meaning set forth in Section 6.10(c).

“Single Employer Plan” has the meaning set forth in Section 4.19(c).

“Seller Transaction Expenses” means, to the extent unpaid as of Closing, all costs, fees and expenses incurred by or on behalf of, or paid or payable by, the Seller Parties in connection with the negotiation, preparation or execution of this Agreement, the Ancillary Documents or any documents or agreements contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby, including: (a) brokers’ or finders’ fees; (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, experts and other Representatives; (c) all bonuses, compensation or other payments to employees of the Seller Parties relating to the transactions contemplated by this Agreement; and (d) any assignment, transfer or Consent fees payable in connection with the assignment of the Assigned Contracts from a Seller to Buyer or the transfer of licenses from Seller to Buyer.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means Six Million Five Hundred Fifteen Thousand Eight Hundred Nine Dollars ($6,515,809).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Toddler Bedding” means toddler bedding (including bedding sets, sheets (both flat sheets and fitted sheets), comforters, blankets, pillow-cases), pillows (including cuddle pillows, decorative pillows, lounge pillows, and similar toy pillows), nap mats, toddler bath towels and accessories, and toddler rugs, in each case, including in all formats and materials and all such items that contain lights, sounds, or interactive tactile features.

“Top Customers” has the meaning set forth in Section 4.14(b).

“Top Suppliers” has the meaning set forth in Section 4.14(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Employees” means those employees set forth on Exhibit B to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.06(a).

“Transferred Employees” has the meaning set forth in Section 6.10(a).

“Union” has the meaning set forth in Section 4.20(b).

“VEVRAA” has the meaning set forth in Section 4.20(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
    PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall (and the Seller Parties shall cause their Affiliates to) sell, assign, transfer, convey, and deliver to Buyer and Buyer shall purchase from Seller (or such Affiliates), free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s (and such Affiliates’) right, title, and interest in, to, and under all of the assets, properties, and rights of every kind and nature, whether real, personal, or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which are used or held for use exclusively in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)    all accounts receivable (other than those accounts receivable that are more than thirty (30) days past due), notes receivable, or other receivables and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, other than the Excluded Inventory (the “Inventory”);

(c)    all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d)    all Intellectual Property Assets, including the Intellectual Property Assets set forth in Section 2.01(d) of the Disclosure Schedules;

(e)    all computers, equipment, machinery, tools, supplies and other tangible personal property other than furniture, fixtures and leasehold improvements, in each case, used by the Transferred Employees as of the date hereof (the “Tangible Personal Property”);

(f)    all Permits which are held by Seller or its Affiliates and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(g)    all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)    all prepaid expenses, prepaid royalties, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(i)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)    all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k)    originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);

(l)    all rights to the telephone numbers, email addresses, internet connections, and facsimile numbers primarily used or held for use in the Business; and

(m)    all goodwill and the going concern value of the Business.

For the avoidance of doubt, the Purchased Assets include the Inventory and Intellectual Property (exclusive of any Baby Brezza Trademark) of the Baby Brezza Diaper Bags and the RESTE Swaddle.

Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)    any and all assets, properties, and rights of every kind and nature, whether real, personal, or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired which are not used or held for use in connection with the Business;

(b)    cash and cash equivalents;

(c)    accounts receivable more than thirty (30) days past due;

(d)    Contracts, including any Intellectual Property Agreements, that are not Assigned Contracts, including those set forth on Section 2.02(d) of the Disclosure Schedules (the “Excluded Contracts”);

(e)    All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories set forth on Section 2.02(e) of the Disclosure Schedules (the “Excluded Inventory”);

(f)    the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of Seller;

(g)    all Leased Real Property;

(h)    all Benefit Plans and assets attributable thereto;

(i)    Seller’s furniture, fixtures and leasehold improvements;

(j)    Software other than the Software set forth on Section 4.11(a) of the Disclosure Schedules;

(k)    the consideration to be received by Seller, and Seller’s other rights, under this Agreement and the Ancillary Documents; and

(l)    the assets, properties, and rights specifically set forth on Section 2.02(l) of the Disclosure Schedules.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge in the Ordinary Course of Business and in accordance with their respective terms, subject to any defenses or offsets asserted in good faith against the party to whom such Liabilities are owed, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)    All trade accounts payable of Seller taken into account in the Final Working Capital (which shall not include any payables to the Seller Parties or their Affiliates); and

(b)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed or paid after the Closing Date, relate to the Business and do not arise out of or in connection with any breach, default or violation thereof, provided, however, that Liabilities that are Excluded Liabilities pursuant to Section 2.04(k) are not Assumed Liabilities.

Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (such Liabilities being referred to herein as the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay, perform and discharge in the Ordinary Course of Business and in accordance with their respective terms, subject to any defenses or offsets asserted in good faith against the party to whom such Liabilities are owed, all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)    any Liabilities of the Seller Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others and other Seller Transaction Expenses;

(b)    any Liability for (i) Taxes of Seller (or any Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller Parties pursuant to Section 6.06 herein; or (iii) other Taxes of Seller (or any Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)    any Liabilities relating to or arising out of the Excluded Assets;

(d)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)    any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller or the Business, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller (or any Affiliate of Seller);

(f)    any recall, design defect or similar claims of any products manufactured or sold, or any service performed by Seller (or any Affiliate of Seller);

(g)    any Liabilities of Seller (or any Affiliate of Seller) arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller (or any Affiliate of Seller);

(h)    any Liabilities of Seller or the Business for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller or the Business, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller (or any Affiliate of Seller);

(j)    any trade accounts payable of Seller to the extent not expressly included in the Assumed Liabilities;

(k)    any royalties (including any minimum guaranteed royalty payments) or similar payments (including any minimum guaranteed royalty payments) owing to any licensors or other Persons with respect to any products sold prior to the Closing (whether those payments are due before or after the Closing) or minimum guaranteed royalty payments for periods prior to Closing, including all accrued royalties as of the Closing;

(l)    any Liabilities of Seller or the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller (or any Affiliate of Seller) on or before the Closing; or (ii) did not arise in the Ordinary Course of Business; or (iii) are not validly and effectively expressly assigned to Buyer pursuant to this Agreement;

(m)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller or any Affiliate of Seller (including with respect to any breach of fiduciary obligations by the same);

(n)    any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, which are not validly and effectively assigned to Buyer pursuant to this Agreement;

(o)    any Indebtedness; and

(p)    any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05    Purchase Price and Closing Statement.

(a)    Purchase Price. The aggregate purchase price for the Purchased Assets shall be EIGHTEEN MILLION AND 00/100 DOLLARS ($18,000,000.00), subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 3.02.

(b)    Closing Statement.

(i)    At least three (3) Business Days prior to the Closing Date (the “Closing Statement Delivery Date”), Seller has prepared and delivered to Buyer a written statement (the “Closing Statement”) setting forth: (a) an estimated balance sheet of the Business reflecting the Purchased Assets and the Assumed Liabilities as of the Effective Time (the “Closing Date Balance Sheet”); (b) the estimated Closing Working Capital as of the Effective Time (“Initial Closing Working Capital”); and (c) the corresponding Estimated Adjusted Purchase Price to be paid at the Closing, together with reasonable supporting documentation for such estimates and adjustment.

(ii)    The Closing Date Balance Sheet and the Initial Closing Working Capital has been prepared in good faith and determined in accordance with the terms of this Agreement and GAAP applied on a basis consistent with the accounting practices, procedures and presentation used by Seller in the preparation of the Interim Financial Statements and in accordance with Section 2.06(a) of the Disclosure Schedules. The preparation of the Closing Statement is for the purpose of determining the Estimated Adjusted Purchase Price to be paid at the Closing. If Initial Closing Working Capital exceeds the Target Working Capital, then the Estimated Adjusted Purchase Price to be paid at the Closing shall be increased by the amount of such excess (such increase, an “Estimated Positive Adjustment”) and, if the Initial Closing Working Capital is less than the Target Working Capital, then the Purchase Price to be paid at the Closing shall be reduced by the amount of such shortfall (such reduction, an “Estimated Negative Adjustment”).

(iii)    Nothing in this Section 2.05 shall limit or otherwise affect Buyer’s rights or remedies under this Agreement or constitute an acknowledgement by Buyer of the accuracy of any amount or calculation included in the Closing Statement.

(iv)    Promptly (but in no event later than thirty (30) days) following the Closing, Buyer and Seller shall jointly conduct a physical inventory count of the Inventory as of the Effective Time.

Section 2.06    Purchase Price Adjustment.

(a)    As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Final Closing Statement”) setting forth: (i) a final closing balance sheet of the Business reflecting the Purchased Assets and the Assumed Liabilities as of the Effective Time (the “Final Closing Balance Sheet”); (ii) Buyer’s calculation of the Closing Working Capital as of the Effective Time (“Final Closing Working Capital”); and (iii) the Buyer’s calculation of any Negative Adjustment or Positive Adjustment, together with reasonable supporting documentation for such calculation. The preparation of the Final Closing Statement shall be for the purpose of determining the accuracy of the Initial Closing Working Capital. The Final Closing Date Balance Sheet and the Final Closing Working Capital shall be prepared in good faith and in accordance with GAAP and Section 2.06(a) of the Disclosure Schedules and the value of the Inventory as of the Effective Time shall be determined in accordance with GAAP and Section 2.06(a) of the Disclosure Schedules and shall be based upon the physical inventory count conducted pursuant to Section 2.05(b)(iv).

(b)    If Seller disagrees with the Final Closing Balance Sheet or Buyer’s calculation of Final Closing Working Capital delivered pursuant to Section 2.06(a), then Seller may, within thirty (30) days after receipt of the Final Closing Statement, deliver a written notice to Buyer specifying such disagreement and setting forth the specific accounts or computations that are disputed and Seller’s calculation of Final Closing Working Capital. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 2.06(a).

(c)    If a notice of disagreement is duly and timely delivered pursuant to Section 2.06(b) above, then Seller and Buyer shall, during the thirty (30) days after Buyer’s receipt thereof, use their respective commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Closing Balance Sheet and the amount of Final Closing Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculation of Final Closing Working Capital delivered pursuant to Section 2.06(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.06(b). If during such period, Seller and Buyer are unable to reach such agreement, then they shall promptly thereafter cause a nationally-recognized independent accounting firm reasonably acceptable to the Parties (such accounting firm, the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of finalizing the Final Closing Balance Sheet and calculating Final Closing Working Capital (it being understood that in making such determinations, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Seller and Buyer shall each enter into a customary engagement letter with the Independent Accountant (which includes an obligation by the Independent Accountant to comply with this Agreement). The failure by a Party to execute such engagement letter shall not prohibit the other Party from proceeding to engage the Independent Accountant. Each such Party shall be deemed to have executed such engagement letter if it fails to do so or provide reasonable proposed changes to such letter within twenty (20) days after receiving a draft thereof. In making such determination, the Independent Accountant shall consider only those items or amounts in the Final Closing Statement, the Final Closing Balance Sheet prepared by Buyer, and Buyer’s calculation of Final Closing Working Capital as to which Seller has disagreed, and the Independent Account’s calculation of both individual line items and the aggregate Final Closing Working Capital must be determined based solely on the submissions of Seller and Buyer, and not by independent review, and be within the range of values assigned to each such item in the Final Closing Statement delivered by Buyer and the notice of disagreement delivered by Seller, respectively. Seller and Buyer shall instruct the Independent Accountant to deliver to Seller and Buyer, as promptly as practicable (but in any case no later than forty-five (45) days from the date of engagement of the Independent Account), a report setting forth such calculation and its report with respect to all matters in dispute (and only such matters). Such report shall be final and binding upon Seller and Buyer. All fees and costs of the Independent Accountant shall be borne by Seller and Buyer based upon the percentage that the portion of the contested amount not awarded to such party bears to the actual amount contested by such party. The parties hereto agree that the procedure set forth in this Section 2.06 for resolving disputes relative to the determination of the Final Closing Working Capital shall be the sole and exclusive remedy for resolving such disputes. The Independent Accountant shall not have the power to modify or amend any term or provision of this Agreement. This provision shall be specifically enforceable by the Parties and the decision of the Independent Accountant in accordance with the provisions hereof will be binding and conclusive on the Parties (except for fraud, bias or misconduct by the Independent Accountant; arithmetic error; manifest error of Law; exceeding the scope of the Agreement to determine the Final Closing Working Capital contained in this Agreement; or failure to address all of the issues submitted to the Independent Accountant).

(d)    Seller and Buyer shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Final Closing Statement and the Final Closing Balance Sheet and the calculation of Final Closing Working Capital and in the conduct of the review and dispute resolution process provided for in this Section 2.06, including by making available books, records, work papers and personnel to the extent necessary. In that connection, within thirty (30) days of the Closing Date, Seller shall provide or cause to be provided to Buyer, Seller’s balance sheet, immediately prior to the Closing, which balance sheet shall be prepared in a manner consistent with the Balance Sheet.

(e)    The Purchase Price shall be: (i) increased dollar for dollar by the amount, if any, that the Final Closing Working Capital exceeds the Target Working Capital (“Positive Adjustment”); or (ii) decreased dollar for dollar by the amount, if any, that the Final Closing Working Capital is less than the Target Working Capital (the “Negative Adjustment”). If the Final Adjusted Purchase Price exceeds the Estimated Adjusted Purchase Price, then: (i) Buyer shall pay to Seller the aggregate amount of such excess; and (ii) Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Purchase Price Adjustment Escrow Amount to Seller in accordance with the terms of the Escrow Agreement. If the Estimated Adjusted Purchase Price exceeds the Final Adjusted Purchase Price, then Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the aggregate amount of such excess from the Purchase Price Adjustment Escrow Amount to Buyer in accordance with the terms of the Escrow Agreement, provided, that: (i) if the aggregate amount of such excess is less than the Purchase Price Adjustment Escrow Amount, then Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the balance of the Purchase Price Adjustment Escrow to Seller; and (ii) if the aggregate amount of such excess is more than the Purchase Price Adjustment Escrow Amount, then Seller shall pay to Buyer the portion of such excess that exceeds the Purchase Price Adjustment Escrow Amount. If the Final Adjusted Purchase Price equals the Estimated Adjusted Purchase Price, then Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Purchase Price Adjustment Escrow Amount to Seller in accordance with the terms of the Escrow Agreement. “Final Working Capital” means Final Closing Working Capital: (i) as shown in Buyer’s calculation delivered pursuant to Section 2.06(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.06(b); or (ii) if such a notice of disagreement is delivered: (A) as agreed in writing by Seller and Buyer; or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.06(c); provided, however, that in no event shall Final Working Capital be less than Buyer’s calculation of Final Closing Working Capital delivered pursuant to Section 2.06(a) or more than Seller’s calculation of Final Closing Working Capital delivered in the notice of disagreement pursuant to Section 2.06(b).

(f)    Any payment pursuant to Section 2.06(e) above (other than those to be made by the Escrow Agent from the Purchase Price Adjustment Escrow Amount) shall be made within five (5) Business Days after Final Working Capital has been determined, by wire transfer by Buyer or Seller, as the case may be, of immediately available funds to the account of such other Party as may be designated in writing by such other party. Any amount paid pursuant to this Section 2.06(f) will be made together with interest at the Applicable Rate, beginning on the Closing Date and ending on the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.

(g)    Any payments made under this Section 2.06 shall be treated by the Parties as a future adjustment to the Purchase Price for Tax purposes.

Section 2.07    Allocation of Purchase Price. Not later than sixty (60) days after the determination of the Final Purchase Price pursuant to Section 2.06, the Buyer shall prepare and submit to the Seller a draft allocation of the Purchase Price among the Purchased Assets of the Company (the “Purchase Price Allocation”) (which shall be in accordance with Section 1060 of the Code and any comparable or similar provisions of state, local or foreign Law, as appropriate)   .  The Seller shall have thirty (30) days following receipt of the Buyer’s draft Purchase Price Allocation pursuant to the immediately preceding sentence to review and provide to the Buyer its comments to such draft Purchase Price Allocation.  The Parties agree to use good faith efforts to agree upon a final version of the Purchase Price Allocation and the Parties shall report the transaction on all Tax Returns (including, but not limited to, information returns and supplements thereto required to be filed under Section 1060 of the Code) in a manner consistent with such mutually agreed-upon Purchase Price Allocation, if any, provided, however, if the Seller and the Buyer are unable to agree upon the Purchase Price Allocation, each Party shall be permitted to report the fair market value of such items on their Tax Returns as determined by such Party. In the event that the Allocation is not finalized prior to the due date for reporting and remitting Transfer Taxes, the Parties shall timely report and remit Transfer Taxes as mutually determined in good faith to be due and payable in accordance with the provisions of Section 6.06(a), with any necessary amendments to the Tax Returns for Transfer Taxes to be promptly filed by the Parties to reflect the final Allocation determined pursuant to this Section 2.07.  Each of Seller and Buyer agrees to promptly advise the other regarding the existence of any Tax audit, controversy or litigation related to the Allocation; provided, that nothing in this Section 2.07 shall require any of the Parties to litigate before any court, or prevent any of the Parties from settling in good faith, any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation.

Section 2.08    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09    Third-Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, at Seller’s expense, and to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III
    CLOSING

Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, at 8:00 PM, Eastern Time (the “Effective Time”) on the Closing Date.

Section 3.02    Closing Deliverables.

(a)    At the Closing, Seller shall deliver to Buyer the following:

(i)    the Escrow Agreement, duly executed by Seller;

(ii)    a bill of sale and assignment and assumption agreement in the form mutually agreed to by Buyer and Seller (the “Bill of Sale/Assignment and Assumption Agreement”), duly executed by Seller;

(iii)    assignments of the Intellectual Property Assets in the form mutually agreed to by Buyer and Seller (the “Intellectual Property Assignment”), duly executed by Seller;

(iv)     good standing certificates of Seller, dated within ten (10) days of the Closing Date, certified by the Secretary of State of New York;

(v)    a certificate of the secretary or an assistant secretary (or equivalent officer) of Seller certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by Seller’s Board of Directors and Seller’s stockholders authorizing the execution, delivery and performance of this Agreement and the other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) that attached thereto are true, correct, and complete copies of the Governing Documents of Seller; and (C) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi)    the written consents or license transfer agreements from the Persons and with respect to the Contracts set forth on Section 3.02(a)(vi) of the Disclosure Schedules;

(vii)    any payoff letters or other written evidence (each, a “Payoff Letter”), in form satisfactory to Buyer, of the release in full of all Encumbrances relating to the Purchased Assets other than Permitted Encumbrances;

(viii)    assignments of all Business Permits, to the extent transferable in accordance with the terms thereof and applicable Law;

(ix)    possession of the Purchased Assets, including the Books and Records;

(x)    a DVD or other media (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted as of the Closing Date to the Data Room;

(xi)    assignment of the Intellectual Property used in the design, manufacture and sale of the Baby Brezza Diaper Bags and the RESTE Swaddle (exclusive of any Baby Brezza Trademark); and

(xii)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)    At the Closing, Buyer shall deliver to Seller the following:

(i)    an aggregate amount equal to: (A) the Estimated Adjusted Purchase Price minus (B) the Purchase Price Adjustment Escrow Amount; minus (C) the Indemnification Escrow Amount; minus (D) the amount of outstanding Indebtedness as of the Closing Date paid pursuant to Section 3.02(d); minus (E) the Seller Transaction Expenses paid pursuant to Section 3.02(d); which, in the case of subsections (B), (C), (D) and (E), are as set forth in the Funds Flow Memorandum if not otherwise set forth in the Closing Statement, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii)    the Escrow Agreement duly executed by Buyer;

(iii)    the Bill of Sale/Assignment and Assumption Agreement duly executed by Buyer;

(iv)    a certificate of the secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the Ancillary Documents; and

(v)    applicable sales Tax resale certificates.

(c)    At the Closing, Buyer shall deliver to the Escrow Agent:

(i)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent;

(ii)    the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent; and

(iii)    the Escrow Agreement executed by Buyer.

(d)    At the Closing, Buyer shall deliver to the intended beneficiaries thereof on behalf of Seller: (i) the Indebtedness in accordance with the Payoff Letters, if any; and (ii) the Seller Transaction Expenses in accordance with relevant invoices.

ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth on the Disclosure Schedules, the Seller Parties, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01    Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02    Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth on Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 4.04    Financial Statements.

(a)    Complete copies of the financial statements consisting of the balance sheet of the Business as of December 31, 2022 and December 31, 2023, as well as the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended, together with all related notes and schedules thereto (the “Annual Financial Statements”), and financial statements consisting of the balance sheet of the Business as of March 31, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three (3)-month period then ended, including the comparable information for the comparable prior year period (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included on Section 4.04(a) of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Business, and, except as set forth on Section 4.04(a) of the Disclosure Schedules, fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of March 31, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b)    Seller’s books and records (including all financial records, business records, customer lists and records pertaining to products or services delivered to customers): (i) are complete and correct and all transactions to which Seller is or has been a party are accurately reflected therein in all material respects; and (ii) have been maintained in accordance with customary and sound business practices in Seller’s industry.

(c)    Seller makes and keeps and, for all periods covered by the Financial Statements, has made and kept, books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of such Seller. Seller has implemented and maintained internal accounting or auditing practices, procedures, methodologies and internal accounting controls that provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements and such practices, procedures, methodologies and controls are effective. No Seller Party nor any Affiliate or Representative of such Seller Party has received any written complaint, allegation, assertion or claim regarding the internal accounting or auditing practices, procedures, methodologies or internal accounting controls of the Seller Parties or their Affiliates, including any written complaint, allegation, assertion or claim that a Seller Party has engaged in improper accounting or auditing practices. Since January 1, 2019, there are no facts that constitute fraud committed by management of the Seller or any Seller Party or Affiliate or any other Person, which fraud involves such Seller Party or its respective management, employees, assets or operations.

(d)    Seller has provided to Buyer in the Data Room true, correct and complete copies of all letters received from its or its Affiliates’ accountants since January 1, 2019, relating in any material respect to the combined or consolidated financial statements of Seller and its Affiliates that include the financial statements of the Business (“Seller Group Financial Statements”) or internal accounting controls of the businesses included in the Seller Group Financial Statements.

Section 4.05    Undisclosed Liabilities. Except as set forth on Section 4.05 of the Disclosure Schedules, Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business since the Interim Balance Sheet Date.

Section 4.06    Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business, and there has not been any:

(a)    event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase, or acquisition of Seller’s capital stock;

(c)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)    material change in cash management practices and policies, practices, and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)    entry into any Contract that would constitute a Material Contract;

(f)    incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(g)    transfer, assignment, sale, or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of the Inventory in the Ordinary Course of Business;

(h)    cancellation of any debts or claims, or amendment, termination, or waiver of any rights constituting Purchased Assets;

(i)    transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the Ordinary Course of Business);

(j)    abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(k)    material damage, destruction, or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l)    acceleration, termination, material modification to, or cancellation of any Assigned Contract or Permit;

(m)    material capital expenditures which would constitute an Assumed Liability;

(n)    imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(o)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any Transaction Employees, independent contractors, or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any Transaction Employee, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any Transferred Employee, consultant or independent contractor of the Business;

(p)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any other employee except to fill a vacancy in the Ordinary Course of Business;

(q)    adoption, modification, or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor, or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of the Business;

(s)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)    purchase, lease, or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of twenty-five thousand ($25,000.00), individually (in the case of a lease, per annum) or fifty-thousand ($50,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of the Inventory or supplies in the Ordinary Course of Business;

(u)    Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07    Material Contracts.

(a)    Section 4.07 of the Disclosure Schedules sets forth a true and complete list of all Material Contracts as of the date hereof. For purposes of this Agreement “Material Contracts” means all of the following Contracts (to the extent unexpired or not terminated prior to the date hereof) entered into by Seller or a Seller Affiliate (i) with respect and to the extent relating to the Business or binding on the Business or any of the Purchased Assets or (ii) relating to Assumed Liabilities:

(i)    all Contracts involving aggregate consideration in excess of thirty-five thousand dollars ($35,000.00) and which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice;

(ii)    all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than sixty (60) days’ notice;

(vii)    except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees);

(viii)    all Contracts with any Governmental Authority (“Government Contracts”);

(ix)    all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)    all joint venture, partnership, or similar Contracts;

(xi)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal, or preferential or similar right to purchase any of the Purchased Assets;

(xii)    all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)    all collective bargaining agreements or Contracts with any Union;

(xiv)    all Contracts under which Seller is obligated to make any rebates, prebates, payments of earned income, volume discounts, promotional allowances, marketing arrangements or other similar payments or arrangements;

(xv)    all distributor, commercial agent, sales, advertising, broker-dealer, agency or similar Contracts involving payments by or to Seller;

(xvi)    all Contracts for the purchase of materials, supplies, equipment, Software, technology or services involving in the case of any such Contract consideration in excess of $20,000 annually, or $35,000 in the aggregate;

(xvii)    all Contracts that grant to any Person an option or a right of first refusal, first offer or similar preferential right to provide services to, or to purchase or acquire properties of the Seller or any of the Purchased Assets;

(xviii)    all Contracts under which Seller has granted or received a license or sublicense or under which Seller is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding any Contract made in the Ordinary Course of Business for information technology products or services (including Software, hardware and telecommunications services) and that does not require annual expenditures in excess of $15,000);

(xix)    all Contracts with: (A) the Top Suppliers; and (B) any other supplier under which Seller is obligated to purchase goods (other than capital expenditures) or services, including advertising, marketing or promotion of any of Seller’s products;

(xx)    all Contracts with the Top Customers;

(xxi)    all Contracts obligating Seller to sell goods containing a “most favored nation” or other similar preferential pricing terms; and

(xxii)    all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)    Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller and in accordance with its terms. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened (which have been communicated to any Seller Party) under any Contract included in the Purchased Assets.

Section 4.08    Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)    those items set forth on Section 4.08 of the Disclosure Schedules;

(b)    liens for Taxes not yet due and payable; or

(c)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business that are not delinquent, and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09    Condition and Sufficiency of Assets. Except as set forth on Section 4.09 of the Disclosure Schedules, the machinery, equipment and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the machinery, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted (other than the furniture, fixtures, leasehold improvements and Leased Real Property). The Intellectual Property Assets constitute all Intellectual Property (a) owned by Seller, or (b) owned by Seller’s Affiliates and used or held for use exclusively in the conduct of the Business. None of the Excluded Assets are material to the Business.

Section 4.10    Real Property.

(a)    Seller has never owned and does not currently own any parcel of real property.

(b)    Seller does not lease or sublease any parcel of real property.

(c)    Section 4.10(c) of the Disclosure Schedules sets forth each parcel of real property used in or necessary for the conduct of the Business as currently conducted (collectively, the “Leased Real Property”), and a list of all Contracts pursuant to which Seller uses any Leased Real Property (collectively, the “Leased Real Property Agreements”). With respect to each Leased Real Property Agreement: (i) Seller is not, nor to Seller’s Knowledge is any other party thereto, in default with respect to any such Leased Real Property Agreement, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute a breach or default of any such Leased Real Property Agreement; and (ii) no party to any such agreement has exercised any termination rights with respect thereto.

Section 4.11    Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted.

(b)    Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)    Except as set forth on Section 4.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts.

(d)    Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(e)    All of the Intellectual Property Assets (and Licensed Intellectual Property) are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f)    The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h)    Section 4.11(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”).

(i)    All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)    In the last five (5) years there has been no failure of any Business IT Systems or Company Databases of Seller that have caused any material disruption to the Business. Other than as disclosed on Section 4.11(j) of the Disclosure Schedules, to the Knowledge of Seller there have not been any Security Incidents experienced by Seller or any Person or Processor Processing data for or on behalf of Seller. In the last five (5) years Seller has not notified, and was not required to notify, any Person of a Security Incident.

(k)    Except as set forth on Section 4.11(k) of the Disclosure Schedules, as of the date of this Agreement, Seller is, and at all times in the last five (5) years has been, in compliance with: (i) all Laws applicable to Seller, including Consumer Protection, Privacy and Information Security Laws, regarding the Processing and security of Personal Data; (ii) the respective privacy and security policies of Seller; and (iii) Contracts in effect between Seller and customers, vendors, marketing affiliates, financial institutions and other business partners, and other third parties to which any Personal Data is provided, disclosed or made available by or on behalf of or made available to Seller, in each case, applicable to the Processing of Personal Data (such policies and Contracts set forth in subclauses (ii) and (iii), each, a “Privacy Agreement” and, collectively, as “Privacy Agreements”).

(l)    The Privacy Agreements do not: (i) violate Consumer Protection, Privacy and Information Security Laws; or (ii) require the delivery of any notice to, or consent from, any Person, or prohibit the transfer (including international and onward transfer) of any Personal Data collected and in the possession or control of Seller to Buyer, in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated herein. No party subject to a Privacy Agreement has materially breached such Privacy Agreement. Seller has delivered to Buyer accurate and complete copies of all of the Privacy Agreements entered into in the last five (5) years.

(m)    Other than as disclosed on Section 4.11(m) of the Disclosure Schedules, where Seller acts as a data controller, to the extent required under applicable Consumer Protection, Privacy and Information Security Laws, Seller has reasonable processes in place to ensure that when individuals request access to, deletion of or exercise of, any other rights under such laws as to Personal Data held about such individuals, such requests are Processed in accordance with applicable requirements of Consumer Protection, Privacy and Information Security Laws.

(n)    Other than as disclosed on Section 4.11(n) of the Disclosure Schedules, where Seller acts as a Processor: (i) to the extent required under applicable Consumer Protection, Privacy and Information Security Laws, Seller has reasonable processes in place to comply with requests from individuals exercising their rights under Consumer Protection, Privacy and Information Security Laws (including deletion of Personal Data held about them); and (ii) where their Processing is subject to: (A) the GDPR, Seller has processes in place to ensure that they only Process: (1) Personal Data on the written instructions of the data controller; and (2) a minimal amount of Personal Data necessary to provide the services, ensuring that Personal Data is deleted or anonymized thereafter; or (B) the CCPA, Seller has processes in place to ensure that they only Process Personal Data as a service provider and not for any purpose other than performing the services specified in the Contract with the recipient of the services or other purposes permitted by the CCPA. The terms “data controller,” “business” and “service provider” have the meanings assigned to such terms in the GDPR and the CCPA, as applicable.

(o)    Except as set forth on Section 4.11(o) of the Disclosure Schedules, to the extent required by applicable Consumer Protection, Privacy and Information Security Laws, Seller maintains records of their Personal Data Processing activities.

(p)    If Seller uses a Processor to Process Personal Data, the Processor has agreed in writing to comply with those obligations that are sufficient for Seller’s compliance with applicable Consumer Protection, Privacy and Information Security Laws and any contractual obligation imposed by their customers relating to the processing of Personal Data. Seller has made available to Buyer, complete copies of all such Contracts. To the Knowledge of Seller, such Processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Seller.

(q)    Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated herein will result in any violation of any Privacy Agreement or any Consumer Protection, Privacy and Information Security Laws.

(r)    To the Knowledge of Seller in the last five (5) years, Seller has not received, and there has not been, any complaint to any Governmental Authority, audit, or Action against Seller by any Person or Governmental Authority, regarding Sellers Processing of Personal Data, and no such complaint, audit, or Action currently, or has been, threatened against Seller.

(s)    Seller does not engage in, and has not engaged in, the “selling” of “personal information” as both are defined by the CCPA.

Section 4.12    Inventory. The Inventory has been manufactured or acquired in the Ordinary Course of Business, and except as set forth on Section 4.12 of the Disclosure Schedules: (a) consists of items that are good and merchantable in the Ordinary Course of Business (subject to appropriate reserves); (b) is of a quality and quantity presently usable or saleable in the Ordinary Course of Business (subject to appropriate reserves); (c) is valued on the applicable books and records of Seller at the lower of cost or net realizable value in accordance with GAAP applied consistently with past practice; (d) is subject to adequate reserves determined in accordance with GAAP applied consistently with past practice; and (e) is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. Seller is not in possession of any inventory not owned by Seller, including goods already sold. The levels of the Inventory of Seller have, since the Balance Sheet Date, been maintained in the Ordinary Course of Business and are consistent with the reasonably anticipated requirements of Seller. The quantities of each item of the Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller.

Section 4.13    Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; (c) net of reserves, are collectible in full within thirty (30) days after the applicable due date; and (d) are not subject to any factoring agreement or other similar arrangement.

Section 4.14    Significant Suppliers and Customers.

(a)    Section 4.14(a) of the Disclosure Schedules lists the twenty (20) most significant vendors or suppliers of raw materials, supplies, merchandise and other goods or services to Seller (on the basis of cost of goods or services purchased) for each of the two (2) most recent fiscal years (“Top Suppliers”). Except as set forth on Section 4.14(a) of the Disclosure Schedules, no Top Supplier has stopped or decreased the volume of materials it supplies or provided notice of its intention to do so, or otherwise materially modified its Contracts related to the Business or terms of doing business with Seller or provided notice of its intention to do so.

(b)    Section 4.14(b) of the Disclosure Schedules lists the twenty (20) largest (by dollar volume) customers of Seller for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer (“Top Customers”). Except as set forth on Section 4.14(b) of the Disclosure Schedules, no Seller Party has received any notice, and no Seller Party has any reason to believe that any Top Customer: (i) has or intends or expects to cancel, terminate or stop making purchases from Seller; (ii) has or will materially reduce the volume of business transacted with Seller below historical levels; (iii) is dissatisfied in any material respect with any product or service of Seller or with its business relationship with Seller; (iv) intends or expects to file for bankruptcy or cease doing business; or (v) otherwise intends to change other material terms of its business with the Seller.

(c)    Except as set forth on Section 4.14(c) of the Disclosure Schedules, the Seller Parties have not received notice of, and the Seller Parties are not involved in any claim, dispute or controversy with any Top Customer or Top Supplier.

Section 4.15    Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2020. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets, or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All the Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16    Legal Proceedings; Governmental Orders.

(a)    Except as set forth on Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    Except as set forth on Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth on Section 4.16(b) of the Disclosure Schedules. To the Knowledge of Seller, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17    Compliance with Laws; Permits.

(a)    Except as set forth on Section 4.17(a) of the Disclosure Schedules, Seller has complied, and is now complying, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)    All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Permits listed on Section 4.17(b) of the Disclosure Schedules. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Section 4.17(b) of the Disclosure Schedules.

Section 4.18    Environmental Matters.

(a)    The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation, or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation, or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)    None of the Business or the Purchased Assets or any real property currently or formerly owned, leased, or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)    Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f)    Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g)    Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)    Seller has provided or otherwise made available to Buyer and listed on Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)    Seller is not aware of and does not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.19    Employee Benefit Matters.

(a)    Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or its ERISA Affiliates for the benefit of any Transaction Employees or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (iv) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (v) the most recent nondiscrimination tests performed under the Code; and (vi) copies of material notices, letters or other correspondence from the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Except as set forth on Section 4.19(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5)-year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)    Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

(e)    With respect to each Benefit Plan (i) in the case of any Multiemployer Plan (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from such Multiemployer Plan on the Closing Date would not result in any material liability to Seller and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(g)    There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)    There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 4.20    Employment Matters.

(a)    Section 4.20(a)(1) of the Disclosure Schedules contains a list of the services that are provided to the Business (whether provided by employees, independent contractors or consultants, and whether such individual is employed or retained by Seller or any of its Affiliates), as of the date hereof. Section 4.20(a) of the Disclosure Schedules contains a list of all Transaction Employees, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, except as set forth on Section 4.20(a)(2) of the Disclosure Schedules, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Transaction Employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller or its Affiliates with respect to any compensation, commissions, bonuses or fees.

(b)    Seller and its Affiliates are not, and have not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any Transaction Employee or other employee of Seller or its Affiliates providing services to the Business, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees of the Business for the purpose of collective bargaining. There has never been, nor to Seller’s Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Business. Seller has no duty to bargain with any Union.

(c)    Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Transaction Employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)    Seller has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)    With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. Seller is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 4.21    Taxes. Except as set forth on Section 4.21 of the Disclosure Schedules:

(a)    All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    Seller or its Affiliates have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party providing services to the Business, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller that are outstanding as of the date hereof.

(d)    All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)    Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)    None of the Purchased Assets are: (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) subject to Section 168(g)(1)(A) of the Code; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(i)    None of the Purchased Assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.22    Related Party Transactions. Except as set forth on Section 4.22 of the Disclosure Schedules, there are no Contracts or other arrangements involving the Business in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 4.23    Brokers. Except for Solomon Partners Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Seller Parties.

Section 4.24    Product Warranties; Products Liability; Product Recalls.

(a)    Except for warranties as to products under applicable Law or as set forth on Section 4.24(a) of the Disclosure Schedules, Seller has not made any warranties, express or implied, written or oral, with respect to any product designed, manufactured, marketed, imported, sold or distributed in connection with the Business. True, correct and complete copies of all such warranties (or summaries thereof to the extent not written) have made available to Buyer.

(b)    Except as set forth on Section 4.24(b) of the Disclosure Schedules, there exist no Actions and, to the Knowledge of Seller, there are no threatened Actions, against Seller for injury to person or property suffered as a result of the manufacture, sale, distribution or use of any product of the Business or Seller or performance of any service by Seller, including Actions arising out of a defect relating to or the unsafe nature of Seller’s products or services, and to the Knowledge of Seller there is no reasonable basis for any present or future Actions against Seller arising out of any injury to persons or property suffered as a result of the manufacture, sale, distribution or use of any product of the Business or Seller or performance of any service by Seller, including Actions arising out of a defect relating to or the unsafe nature of Seller products or services; in each case, whether or not the underlying claims in any such Actions are covered by insurance.

(c)    Except as set forth on Section 4.24(c) of the Disclosure Schedules, Seller has not received (in connection with any product designed, manufactured, marketed, sold or distributed by Seller) notice of or otherwise had any: (i) claim or allegation of personal injury, death or property or economic damages; (ii) claim for punitive or exemplary damages; (iii) claim for contribution or indemnification; or (iv) claim for injunctive relief, in each case, related to such products.

(d)    Except as set forth on Section 4.24(d) of the Disclosure Schedules, Seller has not (in connection with any product designed, manufactured, marketed, sold or distributed by Seller) received written notice of or otherwise had any product recall (whether made to customers or end users) related to such product (whether voluntary or requested by a Government Authority).

Section 4.25    Rebates. Except as set forth on Section 4.25 of the Disclosure Schedules, the Seller Parties have not entered into, or offered to enter into, any Contract, commitment, mark down, buy-in, co-op or other arrangement (whether written or oral) pursuant to which Seller or the Business will be obligated to make any rebates, prebates, payments of earned income, volume discounts, promotional allowances, marketing arrangements or other similar payments or arrangements.

Section 4.26    Certain Payments; FCPA; OFAC; Money Laundering Laws.

(a)    No Seller Party, nor their Affiliates, nor (to the Knowledge of Seller) any current or former director, manager, officer, employee or other Person associated with or acting on behalf of a Seller Party, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, facilitation payment, influence payment, grease payment, kickback or other payment to any Person, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business for Seller; (ii) to pay for favorable treatment for business secured by Seller; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or the Business; or (iv) in violation of any Law.

(b)    Without limiting the generality of Section 4.26(a), no Seller Party, nor (to the Knowledge of Seller) any current or former director, manager, officer, employee, or other Person associated with or acting on behalf of a Seller Party, is aware of or has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Seller Parties have conducted their business in compliance in all material respects with the FCPA.

(c)    No Seller Party, nor (to the Knowledge of Seller) any current or former director, manager, officer, employee, or other Person associated with or acting on behalf of a Seller Party, is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(d)    The operations of Seller and the Business are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”), and no Action by or before any Governmental Authority involving a Seller Party with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened.

Section 4.27    No Other Representations and Warranties . EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, OR THE ANCILLARY DOCUMENTS, NO SELLER PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE SELLER PARTIES, THE BUSINESS, THE PURCHASE ASSETS OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH SELLER PARTY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V
    REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer Parties represent and warrant to the Seller Parties that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03    No Conflicts; Consents. The execution, delivery and performance by each Buyer Party of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Buyer Party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer Party; or (c) require the consent, notice or other action by any Person under any Contract to which a Buyer Party is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Buyer Party in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of the Buyer Parties to consummate the transactions contemplated hereby on a timely basis.

Section 5.04    Brokers. Except for D.A. Davidson & Co., no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Buyer Parties.

Section 5.05    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
    COVENANTS

Section 6.01    Confidentiality. From and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold, and shall use its and their reasonable best efforts to cause its or their respective Representatives to hold, in confidence and to refrain from using except in connection with this Agreement: (a) any and all confidential information, whether written or oral, concerning the Business, the Purchased Assets or the Assumed Liabilities; and (b) any confidential information concerning the Buyer Parties obtained from the Buyer Parties or their Representatives (clauses (a) and (b), the “Confidential Information”), except such information that: (i) is generally available to and known by the public through no fault of any Seller Party, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by a Seller Party, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If a Seller Party or any of its Affiliates or their Representatives are compelled to disclose any information by Governmental Order or Law, such Seller Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that such Seller Party shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Non-Disclosure Agreement shall terminate at the Closing.

Section 6.02    Restrictive Covenants. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller Party agrees as follows:

(a)    Non-Competition. For a period commencing on the Closing Date and ending on the fifth (5th)-year anniversary of the Closing Date, such Seller Party shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist any other Person in engaging in the Restricted Business in the Restricted Territory; (ii) provide or perform services for the benefit of, manage, operate, or in any way participate in, a Restricted Business in the Restricted Territory, either on its own behalf or on behalf of any other Person, and regardless of whether in the capacity of an employee, director, officer, manager, principal, agent, consultant or independent contractor, paid or otherwise; (iii) cause, induce, assist or encourage any actual or prospective client, customer, supplier, licensor, vendor, or manufacturer, of the Business (including any existing or former client or customer of the Business), or any other Person who has a business relationship with the Business, to reduce or cease doing business with Buyer or any Buyer Affiliate with respect to the Business, or in any way interfere with (in a manner detrimental to Buyer and such Affiliates) the relationship between any such Person, on the one hand, and Buyer and any of its Affiliates, on the other hand; or (iv) have a financial interest in, own or control any Restricted Business in the Restricted Territory, whether as a shareholder, owner, partner, proprietor, lender, employer or otherwise; provided, however, that the foregoing shall not prohibit such Seller Party from acquiring or owning less than 2% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market, so long as such Seller Party has no participation in the management or investment decisions of such corporation.

(b)    Non-Solicitation of Employees. For a period commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date, such Seller Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit for employment or hire (or engage as an independent contractor or otherwise) any Transferred Employee or encourage any such employees to terminate their employment with Buyer or any of its Affiliates. This Section 6.02(b) shall not restrict such Seller Party from soliciting or hiring: (i) any Person whose employment was terminated by Buyer or any of its Affiliates; or (ii) any Person who responds to a general solicitation for employment (including through the use of employment agencies) not directed to target the employees of Buyer or any of its Affiliates.

(c)    Remedies for Breach of Restrictive Covenants. Each Seller Party acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security or to prove actual damages or that monetary damages will not afford an adequate remedy).

(d)    Reasonableness of Restrictive Covenants. Each Seller Party acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03    Public Announcements. Unless otherwise required by applicable Law, the Seller Parties shall make no public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed, and the Parties shall cooperate as to the timing and contents of any such announcement).

Section 6.04    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.05    Receivables. From and after the Closing, if a Seller Party or any of such Seller Party’s Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, such Seller Party, or their respective Affiliate, shall remit such funds to Buyer within fifteen (15) Business Days after the end of the month in which is it received. From and after the Closing, if Buyer or any of its Affiliates receive or collect any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within fifteen (15) Business Days after the end of the month in which is it received.

Section 6.06    Tax Matters.

(a)    Transfer Taxes. Seller and Buyer shall be equally responsible for all sales, use, transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees, and all recording costs, arising out of the transfer of the Purchased Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Purchased Assets (collectively, the “Transfer Taxes”) due in connection with the transactions described in this Agreement irrespective of which Party has the tax obligation under applicable Law or practice. Sellers and Buyer shall cooperate in the timely payment of all Transfer Taxes and making of all filings, returns and reports and forms as may be required in connection therewith.

(b)    Property Taxes.

(i)    All assessments, ad valorem Taxes and property Taxes attributable to the Business and the Purchased Assets and any portion thereof (“Property Taxes”) attributable to the ownership of the Business and the Purchased Assets during any Tax period beginning and ending on or prior to the Closing Date, whenever assessed and whether or not assessed in arrears (and notwithstanding upon which Party the payment obligation is legally imposed or any prevailing “custom” regarding the “sharing” of any payment thereof), shall be paid by Seller. Seller shall, prior to the Closing Date, pay all Property Taxes levied or assessed with respect to the Business and the Purchased Assets due and payable for all periods prior to the Closing Date. If any such Property Taxes have not yet been levied or assessed as of the Closing Date and the amount of such Property Taxes is not known as of the Closing Date, then an amount based on the Tax bills for the immediately preceding year shall be included as accrued liabilities of Seller for purposes of calculating the Initial Closing Working Capital and Final Closing Working Capital and to the extent so included shall be paid when due by Buyer. In any such event, once the actual amount of any such Property Taxes is known, the Parties shall promptly remit to each other any amounts owed, which obligations shall survive the Closing hereunder.

(ii)    All Property Taxes attributable to the ownership of the Business and the Purchased Assets during any Tax period in which the Closing Date occurs that begins prior to the Closing Date and ends after the Closing Date shall be apportioned as of the Effective Time between Seller, on the one hand, and Buyer, on the other, determined by prorating such Property Taxes on a daily basis over the entire taxable period. The portion of such Property Taxes applicable to the period prior to the Closing Date shall be included as accrued liabilities of Sellers for purposes of calculating the Initial Closing Working Capital and the Final Closing Working Capital and to the extent so included shall be paid when due by Buyer. If the amount of any such Property Taxes is not known as of the Closing Date, then such Property Taxes shall be prorated based on the Tax bills for the immediately preceding year, and the Parties will, on a post-Closing basis, reprorate such Property Taxes once the actual Property Taxes are known, and shall remit to each other any amounts owed, which obligation shall survive the Closing hereunder.

(c)    Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that notwithstanding the foregoing, none of Buyer or any of its Affiliates, or the Representatives of Buyer or any of their Affiliates, will be entitled to review the Tax Returns of Seller or any Affiliate of Seller for any purpose. Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby), including tax clearances with respect to the Business and Seller from applicable Governmental Authorities.

Section 6.07    Delivery of Post-Closing Correspondence. For the period of three (3) years following the Closing, the Seller Parties shall promptly forward to Buyer any mail (including electronic mail) and other correspondence that the Seller Parties or any of their Affiliates receive after the Closing Date that relates to the Purchased Assets, the Assumed Liabilities, the Business or is otherwise intended for the owner of the Purchased Assets. For the period of three (3) years following the Closing, the Buyer shall promptly forward to the Seller Parties any mail (including electronic mail) and other correspondence that the Buyer or any of its Affiliates receives after the Closing Date that relates to the Excluded Assets, the Excluded Liabilities or is otherwise intended for the owner of the Excluded Assets; provided that: (i) the mails (including electronic mails) and other correspondences between the Seller Parties and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, and their respective legal counsels and other advisors, shall not be subject the forwarding requirement under this Section 6.07; (ii) the obligations of this Section 6.07 shall not violate any obligation of confidentiality; and (iii) the obligations of this Section 6.07 shall not violate or compromise any legal privilege.

Section 6.08    No Successor Liability. The Parties intend that upon the Closing, Buyer shall not be deemed to: (a) be the successor of or successor employer (as described under COBRA and applicable regulations thereunder) to Seller or any of its Affiliates, including with respect to any Benefit Plans, and any withdrawal liability; (b) have, de facto, or otherwise merged with or into Seller; (c) be a mere continuation or substantial continuation of Seller or the enterprise(s) of Seller; or (d) be liable for any acts or omissions of any Seller Party or their Affiliates in the conduct of the Business or arising under or related to the Purchased Assets or otherwise other than as expressly set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that the Buyer Parties shall not be liable for any Encumbrances (other than Assumed Liabilities) against any Seller Party or any of their predecessors or Affiliates or any of the Purchased Assets, and that the Buyer Parties shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or whether fixed or contingent, existing or hereafter arising, with respect to the Purchased Assets or any Liabilities of any Seller Party or their Affiliates.

Section 6.09    Financial Statements.

(a)    After the date hereof, the Seller Parties shall, and shall cause their Affiliates to, and shall direct their Representatives (including Seller’s Accountants) to, use their respective reasonable best efforts to assist Buyer Parent in causing to be prepared, as promptly as practicable, the financial statements and other financial data that Buyer Parent is required to file with the SEC pursuant to Form 8-K and Regulation S-X promulgated by the SEC with respect to a business acquisition required to be reported pursuant to Item 2.01 of Form 8-K (the “Regulation S-X Requirements”), or that is otherwise necessary in order for Buyer Parent to comply with the Regulation S-X Requirements (which, for the avoidance of doubt, shall at least include: (i) audited financial statements of the Business for the fiscal year ended December 31, 2023, together with all related notes and schedules thereto, accompanied by the report thereon of Seller’s Accountants (the “Business Audited Financial Statements”); (ii) unaudited financial statements of the Business for the fiscal quarter ended March 31, 2024 (including the comparable information for the comparable prior-year period), in each case prepared on the same basis as the Business Audited Financial Statements (except that they contain the notes required by GAAP as applicable to interim financial statements); and (iii) in connection with each of the foregoing clauses (i) and (ii), all other financial data regarding the Business reasonably required to permit Buyer Parent to prepare pro forma financial statements required under the Regulation S-X Requirements; and in the case of clauses (i) and (ii), that would meet the Regulation S-X Requirements, and that would satisfy the requirements of Item 9.01 of Form 8-K with respect to financial statements of the business acquired if included on a Form 8-K/A filed by Buyer Parent on or before the 75th day after the Closing (a “Closing Form 8-K/A”) to amend a Form 8-K filed by Buyer Parent announcing the Closing on the date hereof (assuming such filings are made on such dates, without regard to whether actually made on such dates)).

(b)    The Seller Parties shall, and shall direct their respective accountants, auditors and employees to use their respective reasonable best efforts to: (i) discuss, cooperate and provide information reasonably requested by Buyer Parent or its Representatives, that is reasonably necessary for Buyer Parent to prepare, and file with the SEC in accordance with the Regulation S-X Requirements, unaudited pro forma financial statements of Buyer Parent for the periods described in Section 6.10(a); and (ii) reasonably cooperate with Buyer Parent with regards to responding to any comments from the SEC concerning such pro forma financial statements

(c)    Following the delivery of the Business Audited Financial Statements, Seller shall use its reasonable best efforts to promptly enable, and shall direct, Seller’s Accountants to provide to Buyer Parent (and not withdraw) their consent, in form and substance reasonably satisfactory to Buyer Parent, to: (i) the filing by Buyer Parent of the audit report of Seller’s Accountants with respect to the Business Audited Financial Statements as an exhibit to the Closing Form 8-K/A; and (ii) the incorporation by reference of such audit report into any registration statement filed, or to be filed, by Buyer Parent under the Securities Act

(d)    Any incremental fees and expenses of third parties incurred by the Seller Parties in connection with the immediately preceding clauses (a)-(c) shall be paid by Buyer.

Section 6.10    Employee Matters.

(a)    Buyer shall offer employment, effective upon the Closing, to each of the Transaction Employees on terms consistent with this Section 6.10(a). With respect to each Transaction Employee who accepts Buyer’s offer as of the Closing Date and has presented himself or herself to Buyer as actively at work (each, a “Transferred Employee”), Buyer shall provide to each such Transferred Employee: (i) compensation on the terms set forth in Buyer’s offer to such Transferred Employee; and (ii) employee benefits under plans, programs and arrangements that will provide benefits to such Transferred Employee that are substantially comparable in the aggregate to the employee benefits provided by Buyer to its similarly situated employees immediately prior to the Closing (excluding any defined benefit plan, equity or equity-based compensation plan, retiree health plan or non-qualified deferred compensation plan).

(b)    Seller or its Affiliates, as applicable, shall remain solely responsible for: (i) the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees (including Transaction Employees) officers, directors, independent contractors or consultants (engaged in the Business) or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing and are payable under the terms of an applicable Benefit Plan; and (ii) any statutory, common law, contractual or other severance, change in control, bonus, health insurance coverage under Section 4980 of the Code, or other similar payment arising prior to or in connection with the transactions contemplated by this Agreement or the termination of employment or other relationship with Seller for any reason. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees (including Transaction Employees), officers, directors, independent contractors or consultants of the Business (including the Transaction Employees) that arise out of a workplace injury or occupational illness or disease occurring while such persons were employed by Seller or providing services to the Business. Seller shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

(c)    Seller agrees and acknowledges that the selling group (as defined in Treasury Regulations Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). The Seller Parties shall indemnify, defend and hold harmless Buyer and its Affiliates for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to the Selling Group group health plans. The Seller Parties further agree and acknowledge that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulations Section 54.4980B-9, Q&A-8(c)), then the Seller Parties shall provide Buyer with: (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation); and (ii) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries if required by Law.

(d)    Upon Closing, Seller shall pay or cause to be paid to each Transferred Employee any accrued but unused vacation or personal time off (PTO) accrued by such Transferred Employee under any vacation or PTO policy of Seller or an Affiliate. Seller gives affirmative consent and has authority to transfer the employee data for the Transferred Employees described in this Agreement.

(e)    Seller shall be responsible for all Liabilities, if any, under the WARN Act, including any obligations to provide notices, payments or benefits required under the WARN Act and any Liabilities for penalties resulting from violation of any requirement of the WARN Act, as a result of the consummation of the transactions set forth in this Agreement.

(f)    Nothing in this Section 6.10, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person other than the Parties to this Agreement and their respective successors and assigns, including, without limitation, any employee or former employee of Seller or its Affiliates (including the Transferred Employees), any participant in any employee benefit plan maintained by Buyer or any of its Affiliates or any dependent or beneficiary thereof. Nothing contained in this Section 6.10 shall be construed as an amendment to any Benefit Plan or any employee benefit plan maintained by Buyer or any of its Affiliates. Nothing herein, express or implied, is intended to confer upon any Transferred Employee any right to continued employment for any period of time or restrict the right of Buyer or an Affiliate to terminate the employment of any Transaction Employee for any reason and at any time.

(g)    For the avoidance of doubt, Transferred Employees will cease to participate in the Benefits Plans of Seller at the Closing (except to the extent that the terms of any such Benefit Plan or applicable law provide for continued participation following termination of employment), Buyer is not assuming any Liability under the Benefit Plans, and the Benefits Plans are not Purchased Assets nor Assumed Liabilities.

Section 6.11    Transition Matters. For a period of up to four (4) months following the Closing, to facilitate the transition of the Transferred Employees and the Business, the Seller Parties shall make available to Buyer (a) the office space/office equipment currently used by the Business in China (as more fully described on Section 6.11(a) of the Disclosure Schedules) (the “China Office/Equipment”) for the use of the Transferred Employees in China and any other individuals currently performing services to the Business in China that Buyer retains in a consulting or other capacity, and (b) pursuant to a license agreement, the office space/office equipment in New Jersey described on Section 6.11(b) of the Disclosure Schedules (the “New Jersey Office/Equipment”) for the use of Transferred Employees in New Jersey and any other individuals currently performing services to the Business in New Jersey that Buyer retains in a consulting or other capacity. Buyer shall pay the Seller Parties Four Thousand Nine Hundred Dollars ($4,900.00) per month for the China Office/Equipment and Six Thousand Five Hundred Dollars ($6,500.00) per month for the New Jersey Office/Equipment.

Section 6.12    Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.13    Baby Brezza Diaper Bags.

(a)    The Seller Parties, on behalf of themselves and their Affiliates, authorize, and shall cause their Affiliates to authorize, and grant to Buyer a royalty-free right and license to market and sell to Target Corporation all of the Baby Brezza Diaper Bags included in the Inventory (which shall constitute only those Baby Brezza Diaper Bags to be delivered to Target Corporation to fulfill all current Target Corporation programs) (the “BBDB Sale Rights”) and authorize and grant to Buyer the royalty free right and license to produce additional Baby Brezza Diaper Bags that are the same as the Baby Brezza Diaper Bags included in the Inventory as is necessary for Buyer to fulfill all current Target Corporation programs (the “BBDB Production Rights”) during the time period commencing on the Closing Date and ending on the earlier of: (a) the end date of such programs; and (b) February 28, 2025 (such time period being referred to as the “BBDB Sale/Production Period”). Following the expiration of the BBDB Sale/Production Period: (i) Buyer will cease to have any BBDB Sale Rights or BBDB Production Rights; and (ii) Buyer will promptly remove, efface or destroy all references to “Baby Brezza” from any advertising, labels, web sites or other materials used in the promotion of the business of Buyer or its Affiliates. The Seller Parties represent that the current Target Corporation programs for the sale of Baby Brezza Diaper Bags are set forth on Section 6.13(a) of the Disclosure Schedules.

(b)    Promptly following the Closing, the Seller Parties, on behalf of themselves and their Affiliates, agree to, and to cause their Affiliates to, cause a physical inventory to be taken of the Baby Brezza Diaper Bags not included in the Inventory (the “Excluded BBDB Inventory”) and shall cause a reasonably detailed written report to be prepared and delivered to Buyer. The Seller Parties and their Affiliates may sell the Excluded BBDB Inventory for a period of ninety (90) days after the Closing to “off-price” stores (and not to any customers of the Business). The Seller Parties agree, on behalf of themselves and their Affiliates, that, other than the limited right to sell Excluded BBDB Inventory, they will not, and will not permit or grant the right to any other Person, to design, market or sell any diaper bags (and changing station bags) by, through or under the Baby Brezza brand.

(c)    Upon the expiration of the BBDB Sale/Production Period, Buyer shall promptly cause a physical inventory to be taken of all Baby Brezza Diaper Bags (the “Remaining BBDB Products”) and shall cause a reasonably detailed written report to be prepared in connection with same, which report Buyer shall deliver to Seller. Upon the expiration of the BBDB Sale/Production Period, Buyer and its Affiliates may sell the Remaining BBDB Products for a period of ninety (90) days; provided, however, that although Buyer and its Affiliates shall have the right to sell the Remaining BBDB Products to “off-price stores”, in no event shall Buyer or its Affiliates have the right to sell any Remaining BBDB Products to any “dollar store”.

Section 6.14    RESTE Swaddle. The Seller Parties, authorize, or will cause to be authorized, and grant, or will cause to be granted, to Buyer a royalty free right and license to market and sell all of the currently existing RESTE Swaddle Inventory (including RESTE Swaddle inventory branded with any Baby Brezza Trademarks and RESTE Swaddle inventory held by any Seller Party Affiliate). As of the Closing, the Selling Parties assign, or cause to be assigned to, Buyer the RESTE Swaddle Intellectual Property and grant, or cause to be granted, to Buyer a royalty free right and license to use any Intellectual Property not transferred to Buyer that is used to design, produce and sell the RESTE Swaddle; provided that Buyer shall not have any right or license to use any Baby Brezza Trademark with respect to selling the RESTE Swaddle upon the sale of all existing Inventory of RESTE Swaddle.

Section 6.15    Inventory Post-Closing. Buyer agrees that it is responsible for third party costs associated with the storage, handling or shipment of the specific Inventory included in the Purchased Assets after the Closing.  For a period of up to sixty (60) days from the Closing, Seller shall reasonably cooperate with Buyer, at Buyer’s request, and at Buyer’s expense, in connection with Buyer’s use of services from Seller’s 3PL provider, The Gilbert Company (“Gilbert”) for the purpose of transitioning the Inventory from Buyer to Seller.  Buyer and Seller shall each pay one-half of any amounts that Gilbert charges to assist in connection with the physical inventory count conducted pursuant to Section 2.05(b)(iv).  Seller agrees that Buyer is not assuming any Contracts between the Seller Parties or their Affiliates and Gilbert.

ARTICLE VII
    INDEMNIFICATION

Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein that do not constitute Fundamental Representations (the “Non-Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Fundamental Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive until performed in full in accordance with their respective terms or, as applicable, for such periods as may be set forth in such covenants and agreements. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or covenant and such claims shall survive until finally resolved. Buyer hereby expressly acknowledges and agrees (on behalf of itself and any Buyer Indemnitee) that from and after the Closing, the right to assert claims under the R&W Insurance Policy, if any, shall be its and any Buyer Indemnitee’s sole recourse in respect of any claim of inaccuracy or breach of any Non-Fundamental Representations, except for amounts recoverable from the Indemnification Escrow Fund or any claims of Fraud. The Parties acknowledge and agree that the R&W Insurance Policy is intended to be a contract between Buyer and the R&W Insurer under the R&W Insurance Policy separate and apart from this Agreement and that, as such, none of the limitations and exceptions set forth in this Section 7.01 shall in any way limit, affect, restrict, modify or impair the ability of Buyer or its Affiliates, as applicable, to make claims under or recover under the R&W Insurance Policy.

Section 7.02    Indemnification by the Seller Parties. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, the Seller Parties, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations and warranties of the Seller Parties contained in this Agreement as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by a Seller Party pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)    any Excluded Asset or any Excluded Liability;

(d)    any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or the Business conducted, existing, or arising on or prior to the Closing Date; or

(e)    the matters set forth on Schedule 7.02(e) of the Disclosure Schedules.

Section 7.03    Indemnification by the Buyer Parties. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, the Buyer Parties, jointly and severally, shall indemnify and defend each Seller Party and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer Parties contained in this Agreement as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by a Buyer Party pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of a Buyer Party pursuant to this Agreement;

(c)    any Assumed Liability;

(d)    any Liabilities in respect of the operation of the Business or the Purchased Assets by the Buyer Parties after the Closing Date; or

(e)    any Liabilities of the Buyer Parties for any Transferred Employees after the Closing Date to the extent arising out of such Transferred Employee being employed by a Buyer Party and solely with respect to claims relating to periods after the Closing Date.

Section 7.04    Certain Limitations. Notwithstanding anything to the contrary herein, the indemnification provided for in Section 7.02 and Section 7.03 is subject to the following limitations:

(a)    The Seller Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds Seventy-Five Thousand Dollars ($75,000) (the “Basket”).

(b)    The Buyer Parties shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket.

(c)    Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of Fraud or any inaccuracy in or breach of any Fundamental Representation.

(d)    For purposes of determining the amount of any Losses subject to indemnification under this ARTICLE VII arising from any inaccuracy in or breach of any representation or warranty, the amount of such Losses (but not as to whether or not such inaccuracy or breach occurred) shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05    Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party.”

(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06    Payments; Indemnification Escrow Fund.

(a)    Payment of Indemnified Losses by Seller. Once a Loss is agreed to by the Parties or finally adjudicated to be payable pursuant to this ARTICLE VII by the Seller Parties (each an “Allowed Indemnification Amount”):

(i)    where an amount is payable directly by the Seller Parties (i.e., and not payable out of the Indemnification Escrow Fund or by the R&W Insurance Policy), the Seller Parties shall satisfy their obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds;

(ii)    where an amount is payable out of the Indemnification Escrow Fund, then the Buyer Parties and the Seller Parties shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release the amount owed to the Buyer Indemnitee by the Seller Parties; and

(iii)    where an amount is payable under the R&W Insurance Policy, then the Parties will cooperate as necessary to seek payment under the R&W Insurance Policy in accordance with the terms of the R&W Insurance Policy, but in no event shall Buyer be required to commence any action against the R&W Insurer.

(b)    Payment of Indemnified Losses by Buyer Indemnifying Party. Once a Loss is agreed to by the Buyer Parties or finally adjudicated to be payable then the Buyer Parties shall satisfy their obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

(c)    Interest on Unpaid Indemnified Losses. The Parties hereto agree that should the Seller Parties (under Section 7.06(a)(i)) or the Buyer Parties (under Section 7.06(b)) not make full payment of any obligations such party owes under this ARTICLE VII within the aforementioned fifteen (15) Business Day period, then any amount payable shall accrue interest from and including the date of agreement, or final, non-appealable adjudication to and including the date such payment has been made at the Applicable Rate.

(d)    Source of Payments of Indemnified Losses of Buyer Indemnitees.

(i)    Any Losses payable to a Buyer Indemnitee pursuant to Section 7.02(a) (except for any Losses payable to a Buyer Indemnitee arising from a Fundamental Representation) shall be satisfied: (A) first, from the Indemnification Escrow Fund (to the extent available) to the extent necessary to fully deplete (after application of the Basket) the retention then in effect under the R&W Insurance Policy; and (B) second, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee from the Indemnification Escrow Fund, then solely from the R&W Insurance Policy.

(ii)    Notwithstanding Section 7.06(d)(i), any Losses that have arisen from the Seller Parties’ breach of any Fundamental Representation, shall be satisfied: (A) first, from the Indemnification Escrow Fund (to the extent available); (B) second, from the Seller Parties to the extent necessary to fully deplete the retention then in effect not depleted by then-available Indemnification Escrow Fund; (C) third, to the extent the amount of Losses exceeds the retention from the R&W Insurance Policy, under the R&W Insurance Policy, and (D) fourth, if and solely to the extent that any such Losses exceed the policy limit under the R&W Insurance Policy (and such policy limit is exhausted), such Losses in excess of the policy limit under the R&W Insurance Policy shall be satisfied jointly and severally, from the Seller Parties.

(iii)    Any Losses payable to a Buyer Indemnitee pursuant to Section 7.02(b) through Section 7.02(e) or as a result of Fraud by the Seller Parties, shall be satisfied, jointly and severally, from the Seller Parties.

(iv)    Nothing in this Agreement limits in any way Buyer’s right to make any claims under the R&W Insurance Policy at any time in Buyer’s discretion.

(e)    Source of Payment of Indemnified Losses of Seller Indemnitees. Any Losses payable to a Seller Indemnitee pursuant to this ARTICLE VII shall be satisfied by the Buyer Parties.

(f)    Release of Indemnification Escrow Amount. The procedure for the release of the Indemnification Escrow Amount shall be as follows:

(i)    If any Allowed Indemnification Amount is determined or agreed to be due to Buyer prior to the Escrow Release Date (as defined below), Buyer and Seller will instruct the Escrow Agent to release such amount to Buyer from the Indemnification Escrow Amount, to the extent available. If there is a remaining balance of the Indemnification Escrow Fund as of 11:59 p.m. Eastern Time on the date that is eighteen (18) months from the Closing Date (the “Escrow Release Date”), then, on the first Business Day after the Escrow Release Date, Buyer and Seller shall authorize and provide joint written instructions to the Escrow Agent for the disbursement of the remaining balance of the Indemnification Escrow Amount minus the good faith estimated value of the aggregate Liability associated with any pending Indemnification Claims of one or more Buyer Indemnitees properly asserted in accordance with this Agreement pursuant to this ARTICLE VII (such disbursement, the “Partial Disbursement”, the amount of such disbursement, the “Disbursement Amount”, and such pending indemnification claims, the “Pending Indemnification Claims”) so long as (A) Buyer has timely delivered a written notice of indemnification under this ARTICLE VII, (B) such Pending Indemnification Claims are equal to or exceed the Basket, if applicable, and (C) the Disbursement Amount is a positive number. For the avoidance of doubt, if the Disbursement Amount is a negative number, then there shall be no Partial Disbursement.

(ii)    After a Partial Disbursement, upon resolution of a previously unresolved indemnification claim pursuant to the terms of this Agreement, then, on the first Business Day after the resolution of such unresolved indemnification claim, Buyer shall then authorize the release to Seller, and provide instructions to the Escrow Agent for such release, of any remaining portion of the Indemnification Escrow Amount, if any, held on account of such resolved Pending Indemnification Claim not distributed to Buyer in satisfaction of such claim.

(iii)    If there are no Pending Indemnification Claims as of the Escrow Release Date, then, on the first Business Day after the Escrow Release Date, Buyer shall authorize the disbursement to Seller of the remaining balance of the Indemnification Escrow Amount in accordance with the instructions of Seller.

Section 7.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

Section 7.09    Exclusive Remedies. Subject to and except for Section 6.02 and Section 8.11, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud or willful misconduct.

Section 7.10    R&W Insurance Policy. The Buyer Parties and the Seller Parties acknowledge that Buyer is obtaining the R&W Insurance Policy for coverage of certain indemnification obligations of the Seller Parties with respect to the representations and warranties of the Seller Parties contained in ARTICLE IV. The Seller Parties, on the one hand, and Buyer, on the other hand, shall each pay and be responsible for 50% of the R&W Insurance Policy Costs. With respect to all claims for Losses made pursuant to this ARTICLE VII for which coverage is available under the R&W Insurance Policy, to the extent the procedures in this ARTICLE VII are inconsistent with the procedures, requirements, terms, conditions, or other provisions of the R&W Insurance Policy with regard to matters such as notice, retention of counsel, settlement or defense of claims or any other matter addressed in this ARTICLE VII, the procedures in the R&W Insurance Policy shall control, it being understood that such inconsistency shall not relieve a Buyer Indemnitee or Seller Indemnitee from such Party’s obligations to give notice to the indemnifying party if such claim involves any matter for which indemnification may be required to be made by the Seller Parties (and not exclusively under the R&W Insurance Policy). During the term of the R&W Insurance Policy, Buyer shall not agree to any amendment, variation or waiver of the R&W Insurance Policy that has any impact on the Seller Parties without the prior written consent of Seller. Buyer shall cause the R&W Insurance Policy to provide that the insurer shall waive and not pursue any subrogation rights against the Seller Parties, other than subrogation rights against a Seller Party in the case of Fraud committed by such Seller Party and shall not cause the termination of the R&W Insurance Policy without Seller’s prior written consent.

ARTICLE VIII
 MISCELLANEOUS

Section 8.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Seller Parties:	250 Passaic Street Newark, NJ 07104 E-mail: mikebetesh@beteshgroup.com Attention: Michael Betesh

with a copy to:	Sills Cummis & Gross P.C. 101 Park Avenue, 28th Floor New York, NY 10178 E-mail: mgoldsmith@sillscummis.com Attention: Michael B. Goldsmith

If to Buyer Parties:	Crown Crafts, Inc. 916 South Burnside Avenue Gonzales, LA 70737 Attn: Olivia Elliott, Chief Executive Officer Facsimile: (225) 647-9112 E-mail: oelliott@crowncrafts.com

With a copy to (which shall not constitute notice):

Smith, Gambrell & Russell LLP 1105 W. Peachtree Street, N.E. Suite 1000 Atlanta, GA 30309 Attn: David G. Thunhorst Facsimile: (404) 815-3576 E-mail: dthunhorst@sgrlaw.com

Section 8.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.02(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. With respect to any inconsistencies between the terms of this Agreement and the terms of any assignment, consent or amendment to any Assigned Contract, the terms of this Agreement shall control as between the Buyer Parties and the Seller Parties.

Section 8.07    Successors and Assigns This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08    No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

SELLER:

By:	/s/ Michael Betesh
Michael Betesh, President

OWNERS:

/s/ MICHAEL BETESH
MICHAEL BETESH

/s/ ELLIOT BETESH
ELLIOT BETESH

/s/ STEVEN BETESH
STEVEN BETESH

BUYER PARENT:

By:	/s/ Olivia Elliott
Olivia Elliott, Chief Executive Officer

BUYER:

By:	/s/ Olivia Elliott
Olivia Elliott, Vice President

[Signature Page to Asset Purchase Agreement]